Exhibit 99.1

Biomea Fusion Announces Positive Data from Initial Cohorts of Ongoing Phase II Study (COVALENT-111) of BMF-219 in Patients with Type 2 Diabetes; 100 mg Cohort 3 Demonstrated an 89% Response Rate and 1% Median Reduction in HbA1c at Day 28

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In Cohort 3, after 4 weeks of once-daily 100 mg dosing with the investigational, oral covalent menin inhibitor, BMF-219, 89% of patients achieved a reduction in A1c, 78% of patients achieved at least a 0.5% reduction in A1c, and 56% achieved at least a 1% reduction in A1c.

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Initial observations of continued glycemic control were seen in follow up visits in patients that had already reached week 8 in the study (4 weeks after the last BMF-219 dose) at the time of this publication.

•	BMF-219 demonstrated a well-tolerated safety profile. No patients on BMF-219 discontinued dosing and all patients completed 4 weeks of treatment.

•	Biomea continues dose escalation of BMF-219 in COVALENT-111 and plans to explore additional dosing periods greater than 4 weeks in order to evaluate the optimal duration of glycemic control.

•	Biomea plans to explore the potential clinical utility of BMF-219 in other diabetic patient populations, including type 1 diabetes.

•	Biomea to host conference call on Tuesday, March 28th at 8:30 AM EDT.

REDWOOD CITY, Calif., March 28, 2023 (GLOBE NEWSWIRE) – Biomea Fusion, Inc. (“Biomea”) (Nasdaq: BMEA), a clinical-stage biopharmaceutical company dedicated to discovering and developing novel covalent small molecules to treat and improve the lives of patients with genetically defined cancers and metabolic diseases, today announced initial positive topline data for the first two cohorts of patients with type 2 diabetes mellitus (T2DM) enrolled in the Phase II portion of its ongoing Phase I/II clinical study (COVALENT-111) of BMF-219, the company’s novel, investigational covalent menin inhibitor.

Beta cell loss has been observed to be a critical component of the etiology and pathogenesis of both type 2 and type 1 diabetes; menin is thought to be a key inhibitory regulator that limits beta cell recovery in the pancreas. Using its proprietary FUSION™ System, Biomea designed BMF-219 to specifically inhibit menin to release the brakes on beta cells, and potentially enable their regeneration, reactivation, and preservation. This is the first clinical observation of patients with diabetes having a robust glucose-lowering response driven by an investigational menin inhibitor with a potentially disease-modifying mechanism of action, which may allow for continued glycemic control for prolonged periods even after treatment is stopped.

“Our goal with BMF-219 is to deliver the first disease-modifying treatment for patients with diabetes by addressing the root biological cause of the disease and its inevitable progression: the loss of insulin-producing beta cells. Today, we are seeing indications that we are achieving that goal and that BMF-219 may indeed be capable of regenerating, preserving, and reactivating healthy, functional beta cells. Moreover, we are seeing this impact and high level of glycemic control after just 4 weeks of treatment, a remarkably short timeframe, and at the first dose level, with highly favorable safety and tolerability,” said Thomas Butler, Biomea Fusion’s Chief Executive Officer and Chairman of the Board. “More than 50% of the 27 million patients in the US diagnosed with type 2 diabetes have an A1c higher than 7%, indicating that their current treatments are not able to control their disease and their increased sugar levels may lead to harming their organs. With BMF-219, we believe we have the potential to radically transform the treatment of type 2 diabetes and help millions of patients – and these initial data certainly support that belief and excitement.”

Mr. Butler continued, “We are now exploring the various dose levels in the escalation portion of the study and will select the two most promising dose levels, to investigate the treatment length and with the goal of optimizing treatment responses and durability for the majority of diabetes patients. Importantly, these initial data also give us the confidence to continue our plans to move forward with evaluating BMF-219 as a potential treatment for patients with type 1 diabetes. This is an exciting day for the Biomea team, but most importantly an exciting day for patients with diabetes.”

Dr. Jose E. Rodriguez, Internal Medicine & Medical Director at the Southwest General Healthcare Center (Fort Myers, Florida), a treating physician in COVALENT-111, added, “My patients had great benefits being included in COVALENT-111. The study drug showed hardly any side effects and was easily accepted. My patients are seeing positive health improvements, and I can literally say they are generally feeling better, overall happy and are enthusiastic, with more energy than they had before they started the study.”

Preliminary Clinical Data

40 patients were enrolled in the first three cohorts of COVALENT-111, with the first cohort (Cohort 1) comprising 16 healthy volunteers (HVs); 12 HVs were exposed to 100 mg BMF-219 once daily (QD) for two weeks and 4 HVs were exposed to placebo. In Cohorts 2 and 3, T2DM patients (n=12 per cohort with 10 patients treated with BMF-219 and 2 patients on placebo) received BMF-219 once daily for 4 weeks with or without food, respectively. In the two active treatment cohorts, enrolled patients had T2DM diagnosed for <15 years, were between the ages of 18 to 65, had been treated with lifestyle management together with up to three anti-diabetic medications, with a stable dose for at least two months prior to screening, had a BMI ≥25 and ≤40 kg/m2, and had poorly controlled diabetes (HbA1c ≥7.0% and ≤10%). At baseline, diabetic patients enrolled in the two active treatment cohorts, Cohorts 2 and 3, had a median A1c of 7.9 and 7.8%, respectively.

A negative food effect was seen between active treatment Cohort 3 (BMF-219 dosing without food) and Cohort 2 (BMF-219 dosing with food), which decreased the exposure significantly. Patients in active treatment Cohort 3 (taken without food) saw about a three-fold median increase in Cmax (ng/ml) and AUC (ng x h/ml) compared to Cohort 2 (taken with food).

Additional Clinical Observations:

•	Cohort 3: Patients on BMF-219 demonstrated a median A1c reduction: -1.0% and an 89% response rate at 4 weeks

•	78% of patients achieved a >0.5% reduction in A1c

•	56% achieved a >1.0% reduction in A1c

•	Cohort 2: Patients on BMF-219 had a median A1c reduction: -0.3% and a 70% response rate at 4 weeks

•	30% of patients achieved a >0.5% to <1.0% reduction in A1c

•	Placebo: 4 diabetic patients on placebo had a median A1c and mean A1c reduction between -0.1% to -0.15%

In COVALENT-111 all patients are being assessed for changes in plasma glucose, HOMA-B, HOMA-IR, C-peptide, fasting insulin, oral glucose tolerance testing, key metabolic and lipid parameters, including weight, triglycerides, cholesterol, and for durability of response after BMF-219 treatment has completed. Further analysis and a detailed data summary will be presented at an upcoming major medical meeting.

Initial Tolerability Data

BMF-219 was generally well tolerated; all patients completed the 4-week treatment, and all patients continue in follow-up to assess the durability of the treatment effect. There were no dose reductions, serious adverse events, or severe adverse events. In the active treatment Cohorts 2 and 3 (100 mg QD, n=24) 7 of 20 patients treated with BMF-219 showed mild (Grade 1) Treatment Emergent AEs (TEAEs), 1 of 20 patients treated with BMF-219 showed a moderate (Grade 2) TEAE and 2 of 4 patients treated with placebo showed mild (Grade 1) TEAEs. No patients showed symptomatic hypoglycemia and no other TEAEs were observed.

In the healthy volunteer Cohort 1 (100 mg QD, n=16), 2 of 12 subjects treated with BMF-219 and 1 of 4 subjects treated with placebo showed mild (Grade 1) TEAEs. No other TEAEs were observed.

Conference Call and Webcast Details

Webcast, and related presentation, of Biomea’s investor update on Tuesday, March 28th at 8:30 am ET will be available to registered attendees under the Investors and Media section of the company’s website at https://investors.biomeafusion.com/news-events/events. A replay of the presentation will be archived on Biomea’s website following the event.

Participants who want to join the call and ask a question may register here to receive the dial-in numbers and unique PIN to seamlessly access the call. Otherwise please access the listen-only webcast available at https://investors.biomeafusion.com/news-events/events.

COVALENT-111

COVALENT-111 is a multi-site, randomized, double-blind, placebo-controlled Phase I/II study. In the completed Phase I portion of the trial, healthy subjects were enrolled in single ascending dose cohorts to ensure safety at the prospective dosing levels for type 2 diabetic patients. Phase II consists of multiple ascending dose cohorts and includes adult patients with type 2 diabetes uncontrolled by current therapies. Additional information about the Phase I/II clinical trial of BMF-219 in type 2 diabetes can be found at ClinicalTrials.gov using the identifier NCT05731544.

About Menin’s Role in Diabetes

Loss of functional beta cell mass is a core component of the natural history in both types of diabetes — type 1 diabetes (mediated by autoimmune dysfunction) and type 2 diabetes (mediated by metabolic dysfunction). Beta cells are found in the pancreas and are responsible for the synthesis and secretion of insulin. Insulin is a hormone that helps the body use glucose for energy and helps control blood glucose levels. In patients with diabetes, beta cell mass and function have been observed to be diminished, leading to insufficient insulin secretion and hyperglycemia. Menin is thought to act as a brake on beta-cell turnover and growth, supporting the notion that inhibition of menin could lead to the regeneration of normal, healthy beta cells. Based on these and other scientific findings, Biomea is exploring the potential for BMF-219-mediated menin inhibition as a viable therapeutic approach to potentially halt or reverse progression of type 2 diabetes.

About Type 2 Diabetes

Diabetes is considered a chronic health condition that affects how the body turns food into energy and results in too much sugar in the bloodstream. Over time, this can cause serious health problems and damage vital organs. Most people with diabetes have a shorter life expectancy than people without this disease. The CDC estimates about 2 in 5 of the adult population in the USA are now expected to develop diabetes during their lifetime. More than 37 million people of all ages (about 11% of the US population) have diabetes today. 96 million adults (more than 1 in 3) have pre-diabetes, blood sugars that are higher than normal but not high enough to be classified as diabetes. Diabetes is also one of the largest economic burdens on the United States health care system with $1 out of every $4 in US health care costs being spent on caring for people with diabetes. Despite the current availability of many diabetes medications, there remains a significant need in the treatment and care of patients with diabetes.

About Biomea Fusion

Biomea Fusion is a clinical stage biopharmaceutical company focused on the discovery and development of covalent small molecules to treat patients with genetically defined cancers and metabolic diseases. A covalent small molecule is a synthetic compound that forms a permanent bond to its target protein and offers a number of potential advantages over conventional non-covalent drugs, including greater target selectivity, lower drug exposure, and the ability to drive a deeper, more durable response.

We are utilizing our proprietary FUSION™ System to discover, design and develop a pipeline of next-generation covalent-binding small molecule medicines designed to maximize clinical benefit for patients with various cancers and metabolic diseases, including diabetes. We aim to have an outsized impact on the treatment of disease for the patients we serve. We aim to cure.

Visit us at biomeafusion.com and follow us on LinkedIn, Twitter and Facebook.

Forward-Looking Statements

Statements we make in this press release may include statements which are not historical facts and are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will,” and variations of these words or similar expressions that are intended to identify forward-looking statements. Any such statements in this press release that are not statements of historical fact, including statements regarding our cash runway, the clinical and therapeutic potential of our product candidates and development programs, including BMF-219, the potential of BMF-219 as a treatment for various types of cancer and diabetes, our research, development and regulatory plans, including our pursuit of BMF-219 in metabolic diseases, our plans to continue the evaluation of BMF-219 for type 2 diabetes in our COVALENT-111 study, that initial results may not be indicative of final results in later clinical trials, the availability of future data from the Phase II portion of the study, and the timing of such events, may be deemed to be forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act and are making this statement for purposes of complying with those safe harbor provisions.

Any forward-looking statements in this press release are based on our current expectations, estimates and projections only as of the date of this release and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including the risk that we may encounter delays or unforeseen results in preclinical development, IND-filing and acceptance, patient enrollment and in the initiation, conduct and completion of our planned clinical trials and other research, development and regulatory activities. These risks concerning Biomea Fusion’s business and operations are described in additional detail in its periodic filings with the U.S. Securities and Exchange Commission (the “SEC”), including its most recent periodic report filed with the SEC and subsequent filings thereafter. Biomea Fusion explicitly disclaims any obligation to update any forward-looking statements except to the extent required by law.

Contact:

Sasha Blaug

SVP Corporate Development

sb@biomeafusion.com